February 4, 2015

Mr. Warren J. Merritt, PE
Director Engineering & Exploration
CONSOL Energy Inc.
1000 CONSOL Energy Drive
Canonsburg, Pennsylvania 15317-6506

RE: INDEPENDENT CONSENT LETTER

Dear Mr. Merritt:

Golder Associates Inc., as independent mining engineers and geologists, hereby consents to (a) the use of our audit letter relating to the proven and probable coal reserves of CONSOL Energy Inc. Pittsburgh Seam longwall mines as of December 31, 2013; (b) the references to us as experts in CONSOL Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014; and (c) the incorporation by reference of our name and our audit letter into CONSOL Energy Inc.’s Registration Statements on Form S-8 (File No. 333-183039, File No. 333-167892, File No. 333-160273, File No. 333-126057, File No. 333-126056, File No. 333-113973, File No. 333-87545 and 333-177023) and Form S-3 (File No. 333-172695), that incorporate by reference such Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Golder Associates Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer, or employee.

GOLDER ASSOCIATES INC.

/s/Robert R. Yarkosky, PE
Principal and Mining Practice Leader